Exhibit 4.4

POPULAR, INC.

2020 OMNIBUS INCENTIVE PLAN

ARTICLE I

PURPOSE

The purpose of the 2020 Omnibus Incentive Plan (as amended from time to time, the “Plan”) is to provide flexibility to Popular, Inc. (the “Corporation”) and its Affiliates (as hereinbelow defined) to attract, retain and motivate their officers, executives and other key employees through the grant of awards and to adjust its compensation practices to the leading compensation practices and corporate governance trends as they develop from time to time. The Plan is further intended to help retain and align the interests of the non-employee members of the Board of Directors of the Corporation and its Affiliates with the Corporation’s shareholders. Effective upon the adoption of the Plan by shareholders of the Corporation, no new awards will be made under the previously adopted 2004 Omnibus Incentive Plan (the “Prior Plan”), the Prior Plan will continue to govern awards outstanding under the Prior Plan and such awards shall continue in full force and effect, subject to their original terms.

ARTICLE II

DEFINITIONS

2.1    Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

Adjustment Event. “Adjustment Event” means any stock dividend, stock split or share combination of, or extraordinary cash dividend on, the Common Stock or recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, dissolution, liquidation, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar event affecting the Common Stock of the Corporation.

Affiliate. “Affiliate” means any corporation or other form of entity of which the Corporation owns, from time to time, directly or indirectly, 50% or more of the total combined voting power of all classes of stock or other equity interests.

Approved Retirement. “Approved Retirement” means, except as otherwise set forth in an applicable Award agreement, in the case of a Participant who is a common law employee of the Corporation or an Affiliate, termination of a Participant’s employment (i) on or after the normal retirement date or any early retirement date established under any defined benefit pension plan maintained by the Corporation or an Affiliate and in which the Participant participates or (ii) on or after attaining age 55 and completing such period of service as the Committee shall determine from time to time, to the extent the Participant does not participate in any such defined benefit pension plan maintained by the Corporation or an Affiliate. Notwithstanding the foregoing, the term “Approved Retirement” shall not apply to any Participant whose employment with the Corporation or an Affiliate has been terminated for Cause, whether or not such individual is deemed to be retirement eligible or is receiving retirement benefits under any defined benefit pension plan maintained by the Corporation or an Affiliate and in which the Participant participates or would otherwise satisfy the criteria set forth by the Committee as noted in the preceding sentence.

Award. An “Award” means the award under the Plan of a Long-Term Performance Unit Award, an Option, a SAR, Restricted Stock, Restricted Stock Unit, Performance Share, including any associated Dividend Equivalents, or equity-based, equity-related or cash-based Awards described in Section 8.10.

Beneficial Owner. “Beneficial Owner” means any “person,” as such term is used in Section 13(d) of the Act, who, directly or indirectly, has or shares the right to vote, dispose of, or otherwise has “beneficial ownership” of such securities (within the meaning of Rule 13d-3 and Rule 13d-5 under the Act), including pursuant to any agreement, arrangement or understanding (whether or not in writing).

Board. “Board” means the Board of Directors of the Corporation.

Cause. “Cause” means, with respect to a Participant, any of the following (as determined by the Committee in its sole discretion): (i) failure to substantially perform assigned duties; (ii) dishonesty, fraud or misrepresentation; (iii) inability to obtain or retain appropriate licenses; (iv) violation of any rule or regulation of any regulatory agency or self-regulatory agency; (v) violation of any policy or rule of the Corporation or any Affiliate; (vi) commission of a crime; (vii) breach by a Participant of any written covenant or agreement with the Corporation or any Affiliate not to disclose or misuse any information pertaining to, or misuse any property of, the Corporation or any Affiliate, or (viii) any act or omission detrimental to the conduct of the business of the Corporation or any Affiliate in any way.

Change in Control. A “Change in Control” means:

(a)    during any period of not more than 24 months, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Corporation as a result of an actual or publicly threatened election contest with respect to directors or as a result of any other actual or publicly threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;

(b)    any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the combined voting power of the Corporation’s then-outstanding securities eligible to vote for the election of the Board

(“Company Voting Securities”); provided, however, that the event described in this paragraph (b) will not be deemed to be a Change in Control by virtue of the ownership, or acquisition, of Company Voting Securities: (A) by the Corporation, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Corporation, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities or (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (c) of this definition);

(c)    the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Corporation that requires the approval of the Corporation’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Entity”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting power, is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the parent), is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent (or, if there is no parent, the Surviving Entity) and (C) at least a majority of the members of the board of directors of the parent (or, if there is no parent, the Surviving Entity) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) of this paragraph (c) will be deemed to be a “Non-Qualifying Transaction”); or

(d)    the consummation of a sale of all or substantially all of the Corporation’s assets (other than to an affiliate of the Corporation); or

(e)    the Corporation’s stockholders approve a plan of complete liquidation or dissolution of the Corporation.

(f) Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Corporation which reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Corporation such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control will then occur.

Committee. “Committee” means (i) the Talent and Compensation Committee of the Board or such other committee of the Board as the Board shall designate from time to time, which committee shall consist of two or more members, each of whom shall be a “Nonemployee Director” within the meaning of Rule 16b-3, as promulgated under the Exchange Act and an “independent director” under the rules of NASDAQ, or any successors thereto and (ii) the Corporate Governance and Nominating Committee, for purposes of director compensation.

Common Stock. “Common Stock” means the common stock of the Corporation, par value $0.01 per share.

Corporate Event. “Corporate Event” means a merger, consolidation, recapitalization or reorganization, share exchange, division, sale, plan of complete liquidation or dissolution, or other disposition of all or substantially all of the assets of the Corporation, which has been approved by the shareholders of the Corporation.

Corporation. “Corporation” means Popular, Inc., a Puerto Rico Corporation, and any successor thereto.

Disability. “Disability” means with respect to any Participant, long-term disability as defined under the welfare benefit plan maintained by either the Corporation or an Affiliate and in which the Participant participates and from which the Participant is receiving a long-term disability benefit.

Dividends. “Dividends” means the regular cash dividends paid by the Corporation upon one share of Common Stock from time to time.

Dividend Equivalents. “Dividend Equivalents” means an amount equal to the regular cash dividends paid by the Corporation upon one share of Common Stock in connection with the grant of Restricted Stock Units, and/or Performance Shares awarded to a Participant in accordance with Article VIII of the Plan. In no event shall Dividend Equivalents be granted in connection with Options and/or SARs.

Effective Date. “Effective Date” generally means the first date upon which the Plan shall become effective, which will be the date the Plan has been both (a) approved by the Board on February 28, 2020 and (b) approved by a majority of the votes cast at a duly held stockholders’ meeting (currently scheduled for May 12, 2020) at which the requisite quorum, as set forth in the Corporation’s Certificate of Incorporation, of outstanding voting stock of the Corporation is, either in person or by proxy, present and voting on the Plan. However, for purposes of any Option grant that is an ISO or QSO, the term “Effective Date” shall mean solely the adoption of the Plan by the Board.

Eligible Individual. For purposes of this Plan only, “Eligible Individual” means

(i)    any individual who is a common law employee (including each officer or employee who is a member of the Board) of the Corporation or any such Affiliate, and (ii) any Non- employee Director.

Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Executive Officer. “Executive Officer” means each person who is an officer of the Corporation or any Affiliate and who is subject to the reporting requirements under Section 16(a) of the Exchange Act.

Extraordinary Items. “Extraordinary Items” means (i) extraordinary, unusual and/or non-recurring items of gain or loss, including but not limited to, restructuring or restructuring-related charges, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, (iv) the effect of a merger or acquisition, all of which are identified in the Corporation’s audited financial statements or the Corporation’s annual report to stockholders, or (v) those other items determined by the Committee.

Fair Market Value. “Fair Market Value” means, on any date, the price of the last trade, in the Common Stock on such date on the NASDAQ National Market System or, if at the relevant time, the Common Stock is not listed to trade on the NASDAQ National Market System, on such other recognized quotation system on which the trading prices of the Common Stock are then quoted (the “Applicable Exchange”). In the event that (i) there are no Common Stock transactions on the Applicable Exchange on any relevant date, Fair Market Value for such date shall mean the closing price on the immediately preceding date on which Common Stock transactions were so reported and (ii) the Applicable Exchange adopts a trading policy permitting trades after 5 P.M. Eastern Standard Time (“EST”), Fair Market Value shall mean the last trade, regular way, reported on or before 5 P.M. EST (or such earlier or later time as the Committee may establish from time to time).

Good Reason. “Good Reason” means, unless otherwise provided in an Award agreement or employment agreement, and in the absence of written consent of a Participant, there is: a material reduction in the Participant’s highest base salary in effect at any time within 12 months preceding the Change in Control; or (ii) a material diminution in the Participant’s position, authority, duties or responsibilities as in effect immediately prior to the Change in Control; (iii) a transfer of the Participant’s primary work site to a new primary work site that is more than 50 miles from the Participant’s primary work site. If a Participant does not give the Corporation or its successor (A) written notice of termination notice within ninety (90) days after the Participant has knowledge that an event constituting Good Reason has occurred and (B) thirty (30) days to cure the first event constituting Good Reason, the event will no longer constitute Good Reason.

ISO. “ISO” means an Option that is an “incentive stock option” within the meaning of U.S. Code section 422.

Long-Term Performance Unit Award. A “Long-Term Performance Unit Award” means an Award made pursuant to Article IX of the Plan, which are units valued by reference to Common Stock, the number or value of such units which may be adjusted over a Performance Cycle based on the satisfaction of Performance Goals.

Nonemployee Director. “Nonemployee Director” means a member of the Board of Directors of the Corporation or an Affiliate who is not a common law employee of the Corporation or any Affiliate.

Nonstatutory Stock Option. “Nonstatutory Stock Option” means an Option that is not an ISO or a QSO.

Option (including ISOs, QSOs and Nonstatutory Stock Options). “Option” means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an ISO, (ii) a QSO or (iii) a Nonstatutory Stock Option.

P.R. Code. “P.R. Code” means the Puerto Rico Internal Revenue Code of 2011, as amended, including, for these purposes, any regulations promulgated by the Puerto Rico Department of the Treasury with respect to the provisions of the P.R Code, and any successor thereto.

Participant. “Participant” shall have the meaning set forth in Article III of the Plan.

Performance Cycle. “Performance Cycle” means the period selected by the Committee during which the performance of the Corporation or any Affiliate or unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.

Performance Goals. “Performance Goals” means the objectives for the Corporation, any Affiliate or business unit thereof, or an Eligible Individual that may be established by the Committee for a Performance Cycle with respect to any performance based Awards contingently granted under the Plan.

Performance Shares. “Performance Shares” means an Award made pursuant to Article IX of the Plan, which are units denominated in Common Stock, the number of such units which may be adjusted over a Performance Cycle based upon the satisfaction of Performance Goals.

Person. “Person” means any person (within the meaning of Section 3(a)(9) of the Exchange Act), including any group (within the meaning of Rule 13d-5(b) under the Exchange Act), but excluding the Corporation, any Affiliate or any employee benefit plan sponsored or maintained by the Corporation or any Affiliate.

Plan Year. “Plan Year” means a period of twelve months commencing on January 1st and ending on the next December 31st.

QSO. “QSO” means an Option that is a “qualified stock option” within the meaning of P.R. Code section 1046.

Restricted Period. “Restricted Period” means the period of time during which Restricted Stock Units or shares of Restricted Stock are subject to forfeiture or restrictions on transfer (if applicable) pursuant to Article VIII of the Plan.

Restricted Stock. “Restricted Stock” means Common Stock awarded to a Participant pursuant to the Plan that is subject to forfeiture and restrictions on transferability in accordance with Article VIII of the Plan.

Restricted Stock Unit. “Restricted Stock Unit” means a Participant’s right to receive, pursuant to this Plan, one share of Common Stock at the end of a specified period of time, which right is subject to forfeiture in accordance with Article VIII of the Plan. Notwithstanding the foregoing, as specified in the Award agreement, Participant may receive one share of Common Stock, cash or other securities or property equal in value to a share of Common Stock or a combination thereof upon settlement of a Restricted Stock Unit.

SAR. “SAR” means a stock appreciation right granted under Article VII in respect of one or more shares of Common Stock that entitles the holder thereof to receive, in cash or Common Stock, at the discretion of the Committee (which discretion may be exercised at or after grant, including after exercise of the SAR), an amount per share of Common Stock equal to the excess, if any, of the Fair Market Value on the date the SAR is exercised over the Fair Market Value on the date the SAR is granted.

Section 409A. “Section 409A” means Section 409A of the U.S. Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance thereunder, in each case as they may be from time to time amended or interpreted through further administrative guidance.

Securities Act. “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

U.S. Code. “U.S. Code” means the U.S. Internal Revenue Code of 1986, as amended, including, for these purposes, any regulations promulgated by the Internal Revenue Service with respect to the provisions of the U.S. Code (“Treasury Regulations”), and any successor thereto.

2.2    Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

ARTICLE III

ELIGIBLITY AND PARTICIPATION

3.1    Participants. Participants in the Plan shall be those Eligible Individuals designated by the affirmative action of the Committee (or its delegate) to participate in the Plan.

3.2    Types of Awards. The Committee or its delegate, or the Corporate Governance and Nominating Committee in the case of Awards granted to directors, may grant any or all of the Awards specified herein to any particular Participant (subject to the applicable limitations set forth in the Plan). Any Award may be made for one (1) year or multiple years without regard to whether any other type of Award is made for the same year or years.

ARTICLE IV

POWERS OF THE COMMITTEE

4.1    Power to Grant. The Committee shall have the authority, subject to the terms of the Plan, to determine those Eligible Individuals to whom Awards shall be granted and the terms and conditions of any and all Awards including, but not limited to:

(a)    the number of shares of Common Stock to be covered by each Award;

(b)    the time or times at which Awards shall be granted;

(c)    the terms and provisions of the instruments by which Options may be evidenced, including the designation of Options as ISOs, QSOs or Nonstatutory Stock Options;

(d)    the determination of the period of time during which restrictions on Restricted Stock or Restricted Stock Units shall remain in effect;

(e)    the establishment and administration of any Performance Goals applicable to Awards granted under the Plan;

(f)    the determination of Participants’ Long Term Performance Unit Awards or Performance Share Awards, including any Performance Goals and Performance Cycles;

(g)    the determination to accelerate the time or times at which an Award becomes vested, unrestricted or may be exercised upon a Participant’s death, disability or termination of employment;

(h)    the development and implementation of specific stock-based programs for the Corporation and its Affiliates that are consistent with the intent and specific terms of the framework created by this Plan; and

(i)    the right of a Participant to defer receipt of payment of an Award, including the establishment of a trust to hold the amounts payable pursuant to an Award, including, but not limited to shares of Common Stock.

Appropriate officers of the Corporation or any Affiliate may suggest to the Committee the Eligible Individuals who should receive Awards, which the Committee may accept or reject in its sole discretion. The Committee shall determine the terms and conditions of each Award at the time of grant. The Committee may establish different terms and conditions for different Participants and for the same Participant for each Award such Participant may receive, whether or not granted at different times.

4.2    Administration.

(a)    Rules, Interpretations and Determinations. The Committee shall administer the Plan. Any Award granted by the Committee under the Plan may be subject to such conditions, not inconsistent with the terms of the Plan, as the Committee shall determine. The Committee shall have full authority to interpret and administer the Plan, to establish, amend, and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Corporation, to construe the respective Award agreements and to make all other determinations necessary or advisable for the administration and interpretation of the Plan in order to carry out its provisions and purposes. Determinations, interpretations, or other actions made or taken by the Committee shall be final, binding, and conclusive for all purposes and upon all persons.

The Committee’s determinations under the Plan (including the determination of the Eligible Individuals to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements hereunder) may vary, and need not be uniform, whether or not any such Eligible Individuals could be deemed to be similarly situated.

(b)    Agents and Expenses. The Committee may appoint agents (who may be officers or employees of the Corporation) to assist in the administration of the Plan and may grant authority to such persons to execute agreements or other documents on its behalf. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Corporation. Any proceeds received by the Corporation in connection with any Award will be used for general corporate purposes.

(c)    Delegation of Authority. Notwithstanding anything else contained in the Plan to the contrary herein, the Committee may delegate, subject to such terms or conditions or guidelines as it shall determine, to any employee of the Corporation or any group of employees of the Corporation or its affiliates any portion of its authority and powers under the Plan with respect to Participants who are not Executive Officers. Only the Committee may select, grant, administer, or exercise any other discretionary authority under the Plan in respect of Awards granted to such Participants who are Executive Officers.

4.3    Newly Eligible Participants. The Committee shall be entitled to make such rules, determinations and adjustments, as it deems appropriate with respect to any Participant who becomes eligible to receive a performance-based Award after the commencement of a Performance Cycle.

4.4    Restrictive Covenants and Other Conditions. Without limiting the generality of the foregoing, the Committee may condition the grant of any Award under the Plan upon the Participant to whom such Award would be granted agreeing in writing to certain conditions in addition to the provisions regarding exercisability of the Award (such as restrictions on the ability to transfer the underlying shares of Common Stock) or covenants in favor of the Corporation and/or one or more Affiliates (including, without limitation, covenants not to compete, not to solicit employees and customers and not to disclose confidential information) that may have effect during or following the termination of the Participant’s employment with the Corporation and its Affiliates and before or after the Award has been exercised, including, without limitation, the requirement that the Participant disgorge any profit, gain or other benefit received in respect of the exercise of the Award prior to any breach of any such covenant by the Participant.

4.5    Indemnification. No member of the Committee, nor any officer or employee of the Corporation acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan and all members of the Committee and each and any officer or employee of the Corporation acting on their behalf, to the extent permitted by law, shall be entitled to full indemnification, reimbursement and protection by the Corporation in respect of any such action, determination or interpretation. In the performance of its functions under the Plan, the Committee and any officer or employee of the Corporation acting on their behalf, shall be entitled to rely upon information and advice furnished to them by the Corporation’s officers, accountants, counsel and any other party they deem necessary, and no member of the Committee, nor any officer or employee of the Corporation acting on behalf of the Committee, shall be liable for any action taken or not taken in reliance upon any such advice.

4.6    Clawback/Recoupment. Awards under this Plan may be subject to recoupment or clawback as may be required by applicable law, or the Corporation’s recoupment, or “clawback” policy as it may be amended from time to time.

ARTICLE V

COMMON STOCK SUBJECT TO PLAN; OTHER LIMITATIONS

5.1    Plan Limits.

(a)    Shares Available for Awards: Subject to the provisions of Section 5.3, the number of shares of Common Stock issuable under the Plan for Awards shall be 4,000,000, plus shares that are subject to awards granted under the Prior Plan that cease to be subject to such awards by forfeiture or otherwise after the date of approval by the shareholders of the Corporation of the 2020 Omnibus Incentive Plan (the “Effective Date”). The maximum aggregate number of shares of Common Stock that may be issued under the Plan for ISOs is 4,000,000. The maximum aggregate number of shares of Common Stock that may be issued under the Plan for QSOs is 4,000,000.

(b)    The shares to be delivered under the Plan may consist, in whole or in part, of Common Stock purchased by the Corporation for such purpose, treasury Common Stock or authorized but unissued Common Stock, not reserved for any other purpose.

5.2    Cancelled, Terminated, or Forfeited Awards. Except as otherwise provided in the following sentence, should an Award under this Plan for any reason expire without having been exercised, be cancelled, repurchased by the Corporation, terminated or forfeited or otherwise settled without the issuance of any Common Stock (including shares tendered or withheld for taxes on Restricted stock Awards or shares under the Plan or the Prior Plan that are issued in connection with a Restricted Stock Award that is subsequently forfeited), any such shares of Common Stock subject to such Award shall again be available for grants of Awards under the Plan. Except as set forth above, the following shares shall not become available again for grant of Awards under the Plan pursuant to Section 5.1: (a) any shares that are withheld by the Corporation or tendered by a Participant (by either actual delivery or attestation) on or after the Effective Date (i) to pay the exercise price of an Option granted under the Plan or (ii) to satisfy tax withholding obligations associated with an Award granted under the Plan, (b) any shares that were subject to a stock-settled SAR granted under the Plan that were not issued upon the exercise of such SAR on or after the Effective Date, (c) any shares that were purchased by the Corporation on the open market with the proceeds from the exercise of an Option granted under the Plan on or after the Effective Date.

5.3    Adjustment in Capitalization. In the event of any Adjustment Event, (a) the aggregate number of shares of Common Stock available for Awards under Section 5.1, (b) the aggregate limitations on the number of shares that may be awarded as a particular type of Award and (c) the aggregate number of shares subject to outstanding Awards and the respective exercise prices or base prices applicable to outstanding Awards shall be appropriately adjusted by the Committee, in its discretion, with respect to such Adjustment Event, and the Committee’s determination shall be conclusive; provided that no such adjustment may be made if or to the extent that it would cause an outstanding Award to cease to be exempt from, or to fail to comply with, Section 409A of the Code. To the extent deemed equitable and appropriate by the Committee and subject to any required action by shareholders of the Corporation, in any Adjustment Event that is a merger, consolidation, reorganization, liquidation, dissolution or similar transaction, any Award granted under the Plan shall be deemed to pertain to the securities and other property, including cash, to which a holder of the number of shares of Common Stock covered by the Award would have been entitled to receive in connection with such Adjustment Event.

Any shares of stock (whether Common Stock, shares of stock into which shares of Common Stock are converted or for which shares of Common Stock are exchanged for shares of stock distributed with respect to Common Stock) or cash or other property received with respect to any award of Restricted Stock or Restricted Stock Units granted under the Plan as a result of any Adjustment Event or any distribution of property shall, except as provided in Article X or as otherwise provided by the Committee, be subject to the same terms and conditions, including restrictions on transfer, as are applicable to such shares of Restricted Stock or Restricted Stock Units and any stock certificate(s) representing or evidencing any shares of stock so received shall be legended in such manner as the Corporation deems appropriate.

ARTICLE VI

STOCK OPTIONS

6.1    Grant of Options. Subject to the provisions of Section 5.1, Options may be granted to Participants at such time or times as shall be determined by the Committee. Options granted under the Plan may be of three types: (i) ISOs, (ii) QSOs and (iii) Nonstatutory Stock Options. Except as otherwise provided herein, the Committee shall have complete discretion in determining the Number of Options, if any, to be granted to a Participant, except that ISOs and QSOs may only be granted to Eligible Individuals who satisfy the requirements for eligibility set forth under U.S. Code section 424 and P.R. Code section 1046, respectively. The date of grant of an Option under the Plan will be the date on which the Option is awarded by the Committee or, if so determined by the Committee, the date on which occurs any event (including, but not limited to, the completion of an individual or corporate Performance Goal) the occurrence of which is an express condition precedent to the grant of the Option. Subject to Section 5.3, the Committee shall determine the number of Options, if any, to be granted to the Participant. Each Option grant shall be evidenced by an Option agreement (in electronic or written form) that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, and such other terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. Options may be granted in tandem with SARs (as described in more detail in Article VII).

6.2    Exercise Price; No Repricing or Substitution of Options. Nonstatutory Stock Options and QSOs and ISOs granted pursuant to the Plan shall have an exercise price no less than the Fair Market Value of a share of Common Stock on the date the Option is granted. Except as a result of any Adjustment Event, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price of any outstanding Option (or the reference price of a SAR) nor to grant any new Options, SARs or other Awards in substitution for or upon the cancellation of, or repurchase for cash or other consideration for, any Options or SARs previously granted which shall have the effect of reducing the exercise price of any outstanding Option (or the reference price of any SAR).

6.3    Exercise of Options. Each Option granted pursuant to the Plan shall become exercisable as determined by the committee at the time of grant; provided that the Committee may establish performance-based criteria for exercisability of any Option. Subject to the provisions of this Article VI, once any portion of any Option has become exercisable it shall remain exercisable for its remaining term. Once exercisable, an Option may be exercised from time to time, in whole or in part, up to the total number of shares of Common Stock with respect to which it is then exercisable. The Committee shall determine the term of each Option granted, but, except as expressly provided below, in no event shall any such Option be exercisable for more than 10 years after the date on which it is granted.

6.4    Payment. The Committee shall establish procedures governing the exercise of Options. No shares shall be delivered pursuant to any exercise of an Option unless arrangements satisfactory to the Committee have been made to assure full payment of the exercise price therefore. Without limiting the generality of the foregoing, payment of the exercise price may be made: (a) in cash or its equivalent; (b) by exchanging shares of Common Stock (which are not the subject of any pledge or other security interest) owned by the person exercising the Option

(through actual tender or by attestation); (c) with the approval of the Board or the Committee, by authorizing the Corporation, Popular Securities, Inc. or a broker-dealer approved by the Corporation, to sell, on behalf of the Participant, the appropriate number of shares of Common Stock otherwise issuable to the Participant upon exercise of an Option; (d) with the approval of the Board or the Committee and at the election of the Participant, by withholding from those shares of Common Stock that would otherwise be obtained upon exercise of the Option a number of shares having a Fair Market Value equal to the exercise price; (e) by any combination of the foregoing; or (f) by other means that the Board or the Committee deems appropriate; provided that the combined value of all cash and cash equivalents paid and the Fair Market Value of any such shares of Common Stock so tendered to the Corporation, valued as of the date of such tender, is at least equal to such exercise price. The Corporation may not make a loan to a Participant to facilitate such Participant’s exercise of any of his or her Options or payment of taxes.

6.5    ISOs and QSOs. Notwithstanding anything in the Plan to the contrary, no Option that is intended to be an ISO or QSO may be granted after the tenth anniversary of the Effective Date of the Plan. In addition, the Fair Market Value of the Common Stock with respect to any ISO or QSO granted under this Plan (and any other plan maintained by the Corporation or any Affiliate that employs the Participant) exercisable for the first time during any calendar year may not (with respect to any Participant) exceed $100,000, with such Fair Market Value to be determined as of the date such ISO or QSO is granted. Except as may otherwise be provided for under the provisions of Article X of the Plan, no term of this Plan relating to ISOs or QSOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the ISO, QSO or the Plan under Section 422 of the US Code, or P.R. Code Section 1046, respectively, or without the consent of any Participant affected thereby, to disqualify any ISO or QSO under such Section 422 or Section 1046.

6.6    Termination of Employment or Service as a Nonemployee Director. Unless otherwise determined by the Committee at or following the time of grant, the following provisions of the Plan shall apply in the event of the Participant’s termination of employment or service as a Nonemployee Director:

(a)    Due to Death. In the event a Participant’s employment terminates by reason of death, any Options granted to such Participant shall become immediately exercisable in full and may be exercised by the Participant’s estate or as may otherwise be provided for in accordance with the requirements of Section 12.2, at any time prior to the earlier to occur of the (i) expiration of the term of the Options or (ii) such date as the Committee shall determine at the time of grant; provided, however, that Nonstatutory Stock Options shall be deemed to be amended to provide that they are exercisable for not less than one (1) year after a Participant’s death even if such period exceeds the expiration of the term of the original grant of such Nonstatutory Stock Options.

(b)    Due to Disability. In the event a Participant’s employment is terminated by his or her employer by reason of Disability, any Options granted to such Participant shall become immediately exercisable in full and may be exercised by the Participant (or, in the event of the Participant’s death after termination of employment when the Option is exercisable pursuant to its terms, by the Participant’s designated beneficiary, and if none is named, by the person determined in accordance with the requirements of Section 12.2), at any time prior to the expiration date of the term of the Options or within such period as the Committee shall determine at the time of grant following the Participant’s termination of employment, whichever period is shorter.

(c)    Due to Approved Retirement. In the event a Participant’s employment terminates by reason of Approved Retirement, any Options granted to such Participant which are then outstanding shall become immediately exercisable in full and may be exercised by the Participant (or, in the event of the Participant’s death after termination of employment when the Option is exercisable pursuant to its terms, by the Participant’s estate or as otherwise may be provided for in accordance with Section 12.2), at any time prior to the expiration date of the term of the Options or within five (5) years (or such shorter period as the Committee shall determine at the time of grant) following the Participant’s Approved Retirement, whichever period is shorter.

(d)    Due to Cause. In the event a Participant’s employment is terminated by the Corporation or any Affiliate for Cause, any Options granted to such Participant that are then not yet exercised shall be forfeited at the time of such termination and shall not be exercisable thereafter and the Committee may require that such Participant disgorge any profit, gain or other benefit received in respect of the exercise of any such Award for a period of up to twelve (12) months prior to the Participant’s termination of employment for Cause. For purposes of this Section 6.6, in the event a Participant’s employment is terminated by the Corporation or any Affiliate for Cause, the provisions of this Section 6.6(d) will apply notwithstanding any assertion (by the Participant or otherwise) of a termination of employment for any other reason enumerated under this Section.

(e)    Due to Resignation. Unless otherwise determined by the Committee, in the event a Participant’s employment ends as a result of such Participant’s resignation from the Corporation or any Affiliate, any Options granted to such Participant that are then not yet exercised shall be forfeited at the time of such termination and shall not be exercisable thereafter.

(f)    Due to Any Other Reason. In the event the employment of the Participant shall terminate for any reason other than one described in Section 6.6 (a) through (e), any Options granted to such Participant which are exercisable at the date of the Participant’s termination of employment may be exercised by the Participant (or, in the event of the Participant’s death after termination of employment when the Option is exercisable pursuant to its terms, by the Participant’s estate or as may otherwise be provided for in accordance with the requirements of Section 12.2) at any time prior to the expiration of the term of the Options or the ninetieth (90th) day following the Participant’s termination of employment, whichever period is shorter, and any Options that are not exercisable at the time of termination of employment shall be forfeited at the time of such termination and not be exercisable thereafter.

(g)    Termination of Service as a Nonemployee Director. If a Nonemployee Director shall terminate his service as a director for reasons other than removal for cause, any Options granted to such Participant shall become immediately exercisable in full and may be exercised by the Participant (or the Participant’s estate, as the case may be) at any time before the expiration of the term of the Option.

ARTICLE VII

STOCK APPRECIATION RIGHTS (SARs)

7.1    Grant of SARs. SARs may be granted to any Participants, all Participants or any class of Participants at such time or times as shall be determined by the Committee. SARs may be granted in tandem with an Option, on a freestanding basis, not related to any other Award. A grant of a SAR shall be evidenced in writing, whether as part of the agreement governing the terms of the Option, if any, to which such SARs relate or pursuant to a separate written agreement with respect to freestanding SARs, in each case containing such provisions not inconsistent with the Plan as the Committee shall approve.

7.2    Terms and Conditions of SARs. Notwithstanding the provisions of Section 7.1, unless the Committee shall otherwise determine the terms and conditions (including, without limitation, the exercise period of the SAR, the vesting schedule applicable thereto and the impact of any termination of service on the Participant’s rights with respect to the SAR) applicable with respect to (i) SARs granted in tandem with an Option shall be substantially identical (to the extent possible taking into account the differences related to the character of the SAR) to the terms and conditions applicable to the tandem Options and (ii) freestanding SARs shall be substantially identical (to the extent possible taking into account the differences related to the character of the SAR) to the terms and conditions that would have been applicable under Section 6 were the grant of the SARs a grant of an Option (including, but not limited to, the application of Section 6.6).

7.3    Exercise of Tandem SARs. SARs that are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of shares and may be exercised only with respect to the shares of Stock for which the related Award is then exercisable.

7.4    Payment of SAR Amount. Upon exercise of a SAR, the holder shall be entitled to receive payment, in cash, in shares of Common Stock or in a combination thereof, as determined by the Committee, of an amount determined by multiplying:

(a)    the excess, if any, of the Fair Market Value of a share of Stock at the date of exercise over the Fair Market Value of a share of Common Stock on the date of grant, by

(b)    the number of shares of Common Stock with respect to which the SARs are then being exercised; provided, however, that at the time of grant with respect to any SAR payable in cash, the Committee may establish, in its sole discretion, a maximum amount per share which will be payable upon the exercise of such SAR.

ARTICLE VIII

RESTRICTED STOCK, RESTRICTED STOCK UNITS AND DIVIDEND EQUIVALENTS

8.1    Grant of Restricted Stock and Restricted Stock Units. The Committee, in its sole discretion, may make Awards to Participants of Restricted Stock or Restricted Stock Units. Any Award made hereunder of Restricted Stock or Restricted Stock Units shall be subject to the terms and conditions of the Plan and to any other terms and conditions not inconsistent with the Plan (including, but not limited to, requiring the Participant to pay the Corporation an amount equal to the par value per share for each share of Restricted Stock awarded) as shall be prescribed by the Committee in its sole discretion, either at the time of grant or thereafter. As determined by the Committee, with respect to an Award of Restricted Stock, the Corporation shall either (i) transfer or issue to each Participant to whom an award of Restricted Stock has been made the number of shares of Restricted Stock specified by the Committee or (ii) hold such shares of Restricted Stock for the benefit of the Participant for the Restricted Period. In the case of an Award of Restricted Stock Units, no shares of Common Stock shall be issued at the time an Award is made, and the Corporation shall not be required to set aside a fund for the payment of such Award. Dividends or Dividends Equivalents (if connected with the grant of Restricted Stock Units) may be subject to the same terms and conditions as the underlying Award of Restricted Stock or Restricted Stock Units.

8.2    Grant, Terms and Conditions of Dividend Equivalents. The Committee, in its sole discretion, may make Awards to Participants of Dividend Equivalents in connection with the grant of Restricted Stock Units and/or Performance Shares; provided that in no event may payment with respect to such Dividend Equivalent be made unless and until the Award to which it relates vests. Unless the Committee shall otherwise determine, the terms and conditions (including, without limitation, the vesting schedule applicable thereto and the impact of any termination of service on the Participant’s rights with respect to the Dividend Equivalent) shall be substantially identical (to the extent possible taking into account the differences related to the character of the Dividend Equivalent) to the terms and conditions applicable to the associated Award.

8.3    Restrictions on Transferability. Shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by the Participant during the Restricted Period, except as hereinafter provided. Notwithstanding the foregoing, the Committee may permit (on such terms and conditions as it shall establish) shares of Restricted Stock and Restricted Stock Units to be transferred during the Restricted Periods pursuant to Section 12.1, provided that any shares of Restricted Stock or Restricted Stock Units so transferred shall remain subject to the provisions of this Article VIII.

8.4    Rights as a Shareholder. Except for the restrictions set forth herein and unless otherwise determined by the Committee, the Participant shall have all the rights of a shareholder with respect to such shares of Restricted Stock, including but not limited to, the right to vote and the right to receive dividends. A Participant shall not have any right, in respect of Restricted Stock Units or Dividend Equivalents awarded pursuant to the Plan, to vote on any matter submitted to the Corporation’s stockholders until such time as the shares of Common Stock attributable to such Restricted Stock Units (and, if applicable, Dividend Equivalents) have been issued.

8.5    Restricted Period. The Restricted Period shall commence upon the date of grant by the Committee and shall lapse with respect to the shares of Restricted Stock or Restricted Stock Units on such date as determined by the Committee at the date an Award of Restricted Stock or Restricted Stock Units (including any Dividend Equivalents issued) is made to the Participant by the Committee, unless sooner terminated as otherwise provided herein.

8.6    Legending or Equivalent. To the extent that certificates are issued to a Participant in respect of shares of Restricted Stock awarded under the Plan (or in the event that such Restricted Stock are held electronically), such shares shall be registered in the name of the Participant and shall have such legends (or account restrictions) reflecting the restrictions of such Awards in such manner as the Committee may deem appropriate.

8.7    Nonemployee Director Compensation. No Nonemployee Director of the Corporation may be granted (in any calendar year) compensation with a value in excess of $700,000, with the value of any equity-based awards based on the accounting grant date value of such award.

8.8    Termination of Employment or Service as a Nonemployee Director. Unless the Committee shall otherwise determine at or subsequent to the date of grant:

(a)    Due to Death. In the event a Participant’s employment terminates by reason of death, the Restricted Period will lapse as to the entire portion of the shares of Restricted Stock and/or Restricted Stock Units (including any associated Dividend Equivalents) transferred or issued to such Participant under the Plan.

(b)    Due to Disability. In the event a Participant’s employment terminates by reason of Disability, the Restricted Period will lapse as to the entire portion of the shares of Restricted Stock and/or Restricted Stock Units (including any associated Dividend Equivalents) transferred or issued to such Participant under the Plan.

(c)    Due to Approved Retirement. In the event a Participant’s employment terminates by reason of Approved Retirement, the Restricted Period will lapse as to the entire portion of the shares of Restricted Stock and/or Restricted Stock Units transferred or issued to such Participant under the Plan (including any associated Dividend Equivalents).

(d)    Due to Cause. In the event a Participant’s employment is terminated by the Corporation or any Affiliate for Cause, any Restricted Stock or Restricted Stock Units (including any associated Dividend Equivalents) granted to such Participant shall be forfeited at the time of such termination, and the Committee may require that such Participant disgorge any profit, gain or other benefit received in respect of the lapse of restrictions on any prior grant of Restricted Stock or Restricted Stock Units (including any Dividend Equivalents) for a period of up to twelve (12) months prior to the Participant’s termination of employment for Cause. For purposes of this Section 8.8, in the event a Participant’s employment is terminated by the Corporation or any Affiliate for

Cause, the provisions of this Section 8.8(d) will apply notwithstanding any assertion (by the Participant or otherwise) of a termination of employment for any other reason enumerated under this Section.

(e)    Due to Resignation. Unless otherwise determined by the Committee, in the event a Participant’s employment ends as a result of such Participant’s resignation from the Corporation or any Affiliate, any Restricted Stock granted to such Participant and all Restricted Stock Units (including any associated Dividend Equivalents) credited to such Participant shall be forfeited upon the Participant’s termination of employment.

(f)    Due to Any Other Reason. In the event a Participant’s employment or service as a Nonemployee Director is terminated by the Corporation or any Affiliate for any other reason during the applicable vesting period, the Participant (or the Participant’s estate or beneficiaries, if the participant subsequently dies) shall receive a payment calculated in the following manner: (i) the number of shares of Restricted Stock or Restricted Stock Units granted will be reduced by multiplying the grant by a fraction, the numerator of which is the number of full months in the applicable vesting period during which the Participant was an active employee and the denominator of which is the number of months in the applicable vesting period (with a partial month worked shall be counted as a full month if the Participant is an active employee for 15 days or more in that month); and (ii) the resulting reduced number of Restricted Stock or Restricted Stock Units shall be considered vested and payment of such pro-rated Awards is to be made to the Participant (or beneficiaries or estate, if the Participant subsequently dies) as soon as practicable after the Participant’s termination of employment.

8.9    Issuance of New Certificate or Equivalent; Settlement of Restricted Stock Units and Dividend Equivalents. Upon the lapse of the Restricted Period with respect to any shares of Restricted Stock, such shares shall no longer be subject to the restrictions imposed under Section 8.3 and the Corporation shall issue or have issued new share certificates (or remove any such restrictions that may have been established electronically) without the legend or equivalent described in Section 8.6 in exchange for those previously issued. Upon the lapse of the Restricted Period with respect to any Restricted Stock Units, the Corporation shall deliver to the Participant, or the Participant’s beneficiary or estate, as provided in Section 12.2, one share of Common Stock for each Restricted Stock Unit as to which restrictions have lapsed and any Dividend Equivalents credited with respect to any Restricted Stock Units, and any interest thereon. The Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only Common Stock and/or Dividend Equivalents. If a cash payment is made in lieu of delivering Common Stock for the Restricted Stock Units, the amount of such cash payment for each share of Common Stock to which a Participant is entitled shall be equal to the Fair Market Value of the Common Stock on the date on which the Restricted Period lapsed with respect to the related Restricted Stock Unit.

8.10    Other Stock-Based or Cash-Based Awards. The Committee may grant other types of equity-based, equity-related or cash-based Awards (including the grant or offer for sale of unrestricted Common Stock, Long-Term Performance Unit Awards and Performance Share Awards settled in cash) in such amounts and subject to such terms and conditions as the Committee may determine. The terms and conditions set forth by the Committee in the applicable Award agreement may relate to the achievement of Performance Goals, as determined by the Committee at the time of grant. Such Awards may entail the transfer of actual Common Stock to Award recipients and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

ARTICLE IX

LONG-TERM PERFORMANCE UNIT AWARDS

AND PERFORMANCE SHARE AWARDS

9.1    Long-Term Performance Unit Awards.

(a)    General Description. At the discretion of the Committee, grants of Long- Term Performance Unit Awards may be made to Participants.

(b)    Payment of Long-Term Performance Unit Awards. Long-Term Performance Unit Awards shall be payable in cash, Common Stock, or a combination of cash and Common Stock at the discretion of the Committee. Unless the Committee shall otherwise determine at or subsequent to the date of grant:

(i)    Due to Death. In the event a Participant’s employment terminates by reason of death during the applicable Performance Cycle, the Participant’s estate or beneficiaries will receive a lump sum payment as soon as practicable of such Long-Term Performance Unit Award, calculated as if the target value or equivalent value for each Unit had, in fact, been achieved.

(ii)    Due to Disability. In the event a Participant’s employment terminates by reason of Disability during the applicable Performance Cycle, the Participant (or the Participant’s estate or beneficiaries, if the Participant subsequently dies) will receive a lump sum payment as soon as practicable of such Long-Term Performance Unit Award, calculated as if the target value or equivalent value for each Unit had, in fact, been achieved.

(iii)    Due to Approved Retirement. In the event a Participant’s employment terminates by reason of Approved Retirement during the applicable Performance Cycle, the Awards shall continue to vest through the end of the applicable Performance Cycle and shall be paid out based on actual performance (and shall not be subject to proration).

(iv)    Due to Cause. In the event a Participant’s employment is terminated by the Corporation or any Affiliate for Cause, any outstanding Long-Term Performance Unit Awards shall be cancelled and the Committee may require that such Participant disgorge any profit, gain or other benefit received in respect of the payment of any prior Long-Term Performance Unit Awards received within a period of twelve (12) months prior to the Participant’s termination of employment for Cause. For purposes of this Section 9.1(b)(iv), in the event a Participant’s employment is terminated by the Corporation or any Affiliate for Cause, the provisions of this Section 9.1(b)(iv) will apply notwithstanding any assertion (by the Participant or otherwise) of a termination of employment for any other reason enumerated under this Section.

(v)    Due to Resignation. Unless otherwise determined by the Committee, in the event a Participant’s employment ends as a result of such Participant’s resignation from the Corporation or any Affiliate, any Long-Term Performance Units credited to such Participant shall be forfeited upon the Participant’s termination of employment.

(vi)    Due to Any Other Reason. In the event a Participant’s employment is terminated by the Corporation or any Affiliate for any other reason during the applicable Performance Cycle, the Participant (or the Participant’s estate or beneficiaries, if the Participant subsequently dies) shall receive a payment calculated in the following manner: (i) the number of Long-Term Performance Units granted will be reduced by multiplying the grant by a fraction, the numerator of which is the number of full months in the Performance Cycle during which the Participant was an active employee and the denominator of which is the number of months in the Performance Cycle (with a partial month worked shall be counted as a full month if the Participant is an active employee for 15 days or more in that month); and (ii) the resulting reduced number of Long-Term Performance Units shall be considered vested and payment made to the Participant of a lump sum payment as soon as practicable of such pro-rated Long-Term Performance Unit Award, calculated as if the target value or equivalent value for each Unit had, in fact, been achieved.

9.2    Performance Shares.

(a)    General Description. At the discretion of the Committee, grants of Performance Share Awards may be made to Participants.

(b)    Payment of Performance Share Awards. Performance Share Awards shall be payable in Common Stock. Unless the Committee shall otherwise determine at or subsequent to the date of grant:

(i)    Due to Death. In the event a Participant’s employment terminates by reason of death during the applicable Performance Cycle, the Participant’s estate or beneficiaries will receive a lump sum payment as soon as practicable of such Performance Share Award, calculated as if the target number of Performance Shares had, in fact, been earned.

(ii)    Due to Disability. In the event a Participant’s employment terminates by reason of Disability during the applicable Performance Cycle, the Participant (or the Participant’s estate or beneficiaries, if the Participant subsequently dies) will receive a lump sum payment as soon as practicable of such Performance Share Award, calculated as if the target number of Performance Shares had, in fact, been earned.

(iii)    Due to Approved Retirement. In the event a Participant’s employment terminates by reason of Approved Retirement during the applicable Performance Cycle, the Awards shall continue to vest through the end of the applicable Performance Cycle and shall be paid out based on actual performance (and shall not be subject to proration).

(iv)    Due to Cause. In the event a Participant’s employment is terminated by the Corporation or any Affiliate for Cause, any outstanding Performance Share Awards shall be cancelled and the Committee may require that such Participant disgorge any profit, gain or other benefit received in respect of the payment of any prior Performance Share Awards received within a period of twelve (12) months prior to the Participant’s termination of employment for Cause. For purposes of this Section 9.2(b)(iv), in the event a Participant’s employment is terminated by the Corporation or any Affiliate for Cause, the provisions of this Section 9.2(b)(iv) will apply notwithstanding any assertion (by the Participant or otherwise) of a termination of employment for any other reason enumerated under this Section.

(v)    Due to Resignation. Unless otherwise determined by the Committee, in the event a Participant’s employment ends as a result of such Participant’s resignation from the Corporation or any Affiliate, any Performance Share Awards credited to such Participant shall be forfeited upon the Participant’s termination of employment.

(vi)    Due to Any Other Reason. In the event a Participant’s employment is terminated by the Corporation or an Affiliate for any other reason during the applicable Performance Cycle, the Participant (or the Participant’s estate or beneficiaries, if the Participant subsequently dies) shall receive a payment calculated in the following manner: (i) the number of Performance Shares granted will be reduced by multiplying the grant by a fraction, the numerator of which is the number of full months in the Performance Cycle during which the Participant was an active employee and the denominator of which is the number of months in the Performance Cycle (with a partial month worked shall be counted as a full month if the Participant is an active employee for 15 days or more in that month); and (ii) the resulting reduced number of Performance Shares shall be considered vested and payment made to the Participant of a lump sum payment as soon as practicable of such pro-rated Performance Share Award, calculated as if the target number of Performance Shares had, in fact, been earned.

ARTICLE X

CHANGE IN CONTROL

10.1    Double-Trigger Change in Control Treatment. Unless otherwise determined by the Committee (or unless otherwise set forth in an employment agreement or an Award agreement), if a Participant’s employment is terminated by the Corporation or any successor entity thereto without Cause, or if the Participant terminates employment for Good Reason, in each case upon or within two years after a Change in Control, each Award granted to such

Participant prior to such Change in Control shall become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable as of the date of such termination of employment, and any shares of Common Stock deliverable pursuant to Restricted Stock Units shall be delivered promptly (but no later than 15 days) following such Participant’s termination of employment, provided that, as of the Change in Control date, any outstanding Performance Shares shall be deemed earned at the greater of the target level or actual performance level through the Change in Control date (or if no target level is specified, the maximum level) with respect to all open performance periods and such Performance Share shall be subject to time-based vesting through the end of the original Performance Cycle for each such Award, subject to accelerated vesting in accordance with the first sentence of this Section 10.1 and the other applicable terms of such Award.

10.2    Other Treatment of Awards. Notwithstanding the foregoing, in the event of a Change in Control, a Participant’s Award may be treated, to the extent determined by the Committee to be applicable and to be permitted under Section 409A of the U.S. Code, in accordance with one of the following methods as determined by the Committee in its sole discretion: (i) fully vest and pay out all Awards, to the extent the successor company (or a subsidiary or parent thereof) does not assume or substitute an Award on substantially the same terms and conditions (which may include settlement in cash, the common stock of the successor company (or a subsidiary or parent thereof), other securities or a combination thereof); (ii) cancel such awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and SARs, may equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of shares of Common Stock subject to such Options or SARs over the aggregate exercise price of such Options or SARs, as the case may be; (iii) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Committee in its sole discretion; or (iv) provide that for a period of at least 20 days prior to the Change in Control, any Options or SARs will be exercisable as to all shares of Common Stock subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void) and that any Options or SARs not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control. For the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any Option or SAR for which the exercise price or reference price is equal to or exceeds the per share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor.

ARTICLE XI

AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

11.1    General. The Board may, at any time and from time to time amend, modify, suspend, or terminate this Plan, in whole or in part, without notice to or the consent of any participant or employee; provided, however, that any amendment which would (i) increase the number of shares available for issuance under the Plan, (ii) lower the minimum exercise price at which an Option (or the base price at which a SAR) may be granted or (iii) change the individual

Award limits or (iv) require shareholder approval under NASDAQ rules or the rules of any other exchange where the Common Stock may then be traded, shall be subject to the approval of the Corporation’s shareholders. No amendment, modification or termination of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan, without the consent of the Participant, provided, however, that the following actions shall not be deemed to violate this provision:

(a)    any change pursuant to, and in accordance with the requirements of, Article X;

(b)    any acceleration of payments of amounts accrued under the Plan by action of the Committee or by operation of the Plan’s terms; or

(c)    any decision by the Committee to limit participation (or other features of the Plan) prospectively under the Plan.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1    Transferability of Awards. No Awards granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. No transfer of an Award by will or by the laws of descent and distribution shall be effective to bind the Corporation unless the Corporation shall have been furnished with written notice thereof and a copy of the will and/or such other evidence as the Board of Directors or the Committee may determine necessary to establish the validity of the transfer.

12.2    Treatment of Any Outstanding Rights or Features Upon Participant’s Death. Any Awards, rights or features remaining unexercised or unpaid at the Participant’s death shall be paid to, or exercised by, the Participant’s estate except where otherwise provided by law, or when done in accordance with other methods (including a beneficiary designation process) put in place by the Committee or a duly appointed designee from time to time. Except as otherwise provided herein, nothing in this Plan is intended or may be construed to give any person other than Participants any options, rights or remedies under this Plan.

12.3    Deferral of Payment. The Committee may, in the Award agreement or otherwise, permit a Participant to elect, upon such terms and conditions as the Committee may establish, to defer receipt of shares of Common Stock that would otherwise be issued upon exercise or vesting of an Award. Notwithstanding anything else contained herein to the contrary, deferrals shall not be permitted hereunder in a way that will result in the Corporation or any Affiliate being required to recognize a financial accounting charge due to such deferral that is substantially greater than the charge, if any, that was associated with the underlying Award.

12.4    Awards In Substitution for Awards Granted By Other Companies. Awards may be granted under the Plan from time to time as replacements for awards (including, but not limited to, options, common stock, restricted stock, performance shares or performance units) held by employees of other companies who become Employees of the Corporation or of any Affiliate as a result of a merger or consolidation of the employing Corporation with the Corporation, or such

Affiliate, or the acquisition by the Corporation or an Affiliate of all or a portion of the assets of the employing Corporation. Shares issued in connection with such substitute Awards shall not reduce the number of shares of Common Stock issuable under Section 5.1 of the Plan.

12.5    No Guarantee of Employment or Participation. The existence of the Plan shall not be deemed to constitute a contract of employment between the Corporation or any affiliate and any Eligible Individual or Participant, nor shall it constitute a right to remain in the employ of the Corporation or any affiliate. The terms or existence of this Plan, as in effect at any time or from time to time, or any Award granted under the Plan, shall not interfere with or limit in any way the right of the Corporation or any Affiliate to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Corporation or any Affiliate of the Corporation. Each employee of the Corporation or any Affiliate remains at will. Except to the extent expressly selected by the Committee to be a Participant, no person (whether or not an Eligible Individual or a Participant) shall at any time have a right to be selected for (or additional) participation in the Plan, despite having previously participated in an incentive or bonus plan of the Corporation or an Affiliate.

12.6    Tax Withholding. The Corporation or an Affiliate shall have the right and power to deduct from all payments or distributions hereunder, or require a Participant to remit to the Corporation promptly upon notification of the amount due, an amount (which may include shares of Common Stock) to satisfy any Puerto Rico, federal, state, local or foreign taxes or other obligations required by law to be withheld with respect thereto with respect to any Award. The Corporation may defer payments of cash or issuance or delivery of Common Stock until such withholding requirements are satisfied. The Committee may, in its discretion, permit a Participant to elect, subject to such conditions as the Committee shall impose, (a) to have shares of Common Stock otherwise issuable under the Plan withheld by the Corporation or (b) to deliver to the Corporation previously acquired shares of Common Stock (through actual tender or attestation), in either case for the greatest number of whole shares having a Fair Market Value on the date immediately preceding the date of exercise not in excess of the amount required to satisfy the withholding tax obligations.

12.7    Tax Offset Payments. The Committee shall have the authority at the time of any award under this Plan or anytime thereafter to make Tax Offset Payments to assist Participants in paying income taxes incurred as a result of their participation in this Plan. The Tax Offset Payments shall be determined by multiplying a percentage established by the Committee by all or a portion (as the Board or the Committee shall determine) of the taxable income recognized by a Participant upon (i) the exercise of a Nonstatutory Stock Option, or (ii) the disposition of shares received upon exercise of a QSO or an ISO. The percentage shall be established, from time to time, by the Committee at that rate which the Committee, in its sole discretion, determines to be appropriate and in the best interests of the Corporation to assist Participants in paying income taxes incurred as a result of the events described in the preceding sentence. Tax Offset Payments shall be subject to the restrictions on transferability applicable to Options set forth in Section 12.1.

12.8    No Limitation on Compensation; Scope of Liabilities. Nothing in the Plan shall be construed to limit the right of the Corporation to establish other plans if and to the extent permitted by applicable law. The liability of the Corporation, or any Affiliate under this Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of this Plan may be construed to impose any further or additional duties, obligations, or costs on the Corporation or any affiliate thereof or the Committee not expressly set forth in the Plan.

12.9    Requirements of Law. The granting of Awards and the issuance of shares of Common Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.10    Term of Plan. The Plan shall be effective upon the Effective Date. The Plan shall terminate on the earlier of (a) the tenth anniversary of the Effective Date, or (b) when no more shares are available for issuance of Awards under the Plan, provided however, that all Awards made before its termination will remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award agreements.

12.11    Section 409A.

(a)    All Awards made under the Plan that are intended to be “deferred compensation” subject to Section 409A will be interpreted, administered and construed to comply with Section 409A, and all Awards made under the Plan that are intended to be exempt from Section 409A will be interpreted, administered and construed to comply with and preserve such exemption. The Board and the Committee will have full authority to give effect to the intent of the foregoing sentence. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the Plan and a provision of any Award or Award agreement with respect to an Award, the Plan will govern.

(b)    Without limiting the generality of Section 12.11(a), with respect to any Award made under the Plan that is intended to be “deferred compensation” subject to Section 409A:

(i)    any payment due upon a Participant’s termination of employment will be paid only upon such Participant’s separation from service from the Corporation within the meaning of Section 409A;

(ii)     any payment due upon a Change in Control of the Corporation will be paid only if such Change in Control constitutes a “change in ownership” or “change in the effective control” within the meaning of Section 409A, and in the event that such Change in Control does not constitute a “change in the ownership” or “change in the effective control” within the meaning of Section 409A, such Award will be vested and non-forfeitable upon the Change in Control and any payment will be made at the earliest time permitted under Section 409A;

(iii)    if the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Corporation), any payment to be made with respect to such Award in connection with the Participant’s separation from service from the Corporation within the meaning of Section 409A (and any other payment that would be subject to the limitations in Section 409A(a)(2)(B) of the

U.S. Code) will be delayed until six (6) months after the Participant’s separation from service (or earlier death) in accordance with the requirements of Section 409A;

(iv)    to the extent necessary to comply with Section 409A, any other securities, other Awards or other property that the Corporation may deliver in lieu of Common Stock in respect of an Award will not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur with respect to the Common Stock that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A);

(v)    if the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participants right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment;

(vi)    if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to the dividend equivalents will be treated separately from the right to other amounts under the Award;

(vii)    in the event any payments under the Award cannot be made at the time specified under the Award without triggering an excise tax under Section 409A, such payments will be vested and non-forfeitable upon such event and will be made at the earliest time permitted under Section 409A; and

(viii)    for purposes of determining whether the Participant has experienced a separation from service from the Corporation within the meaning of Section 409A, “subsidiary” will mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with the Corporation, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations, provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations.

12.12    Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the Commonwealth of Puerto Rico without regard to principles of conflict of laws.

12.13    Securities Law Compliance. Instruments evidencing Awards may contain such other provisions, not inconsistent with the Plan, as the Committee deems advisable, including a requirement that the Participant represent to the Corporation in writing, when an Award is granted or when he receives shares with respect to such Award (or at such other time as the Committee deems appropriate) that he is accepting such Award, or receiving or acquiring such shares (unless they are then covered by a Securities Act registration statement), for his own account for investment only and with no present intention to transfer, sell or otherwise dispose of such shares except such disposition by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of the Participant. Such shares shall be transferable, or may be sold or otherwise disposed of only if the proposed transfer, sale or other disposition shall be permissible pursuant to the Plan and if, in the opinion of counsel satisfactory to the Corporation, such transfer, sale or other disposition at such time will be in compliance with applicable securities laws.

12.14    No Impact on Benefits. Except as may otherwise be specifically provided for under any employee benefit plan, policy or program provision to the contrary, Awards shall not be treated as compensation for purposes of calculating an Eligible Individual’s right under any such plan, policy or program.

12.15    No Constraint on Corporate Action. Except as provided in Article XI, nothing contained in this Plan shall be construed to prevent the Corporation, or any affiliate, from taking any corporate action (including, but not limited to, the Corporation’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets) which is deemed by it to be appropriate, or in its best interest, whether or not such action would have an adverse effect on this Plan, or any Awards made under this Plan. No employee, beneficiary, or other person, shall have any claim against the Corporation or any of its Affiliates, as a result of any such action.

12.16    Captions. The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of the Plan.